UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): December 4, 2007

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10877 Wilshire Boulevard, Suite 710 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

On December 4, 2007 Rentech, Inc. announced that it will build its first commercial scale synthetic fuels plant utilizing the Rentech process at the site of its proposed Strategic Fuels and Chemicals Complex in Adams County, Mississippi near the city of Natchez (“Natchez”), rather than at Rentech’s existing fertilizer plant located in East Dubuque, Illinois.

As a result of the shift to the Natchez site, Rentech will record an impairment charge under generally accepted accounting principles with respect to the conversion of the East Dubuque facility.  The Company’s management team is analyzing the usefulness of the assets and resources spent for the conversion to coal gasification and design of a synthetic fuels plant in East Dubuque and will consider what, if any, percentage of these assets and resources can be used at the Natchez facility.  Currently, Rentech estimates that it will incur a non-cash charge of approximately $30 million in the fourth quarter of fiscal year 2007 related to costs of the REMC conversion through fiscal year 2007. This charge will be net of payments received from third parties of approximately $10 million. Rentech also estimates that it will incur additional costs related to the REMC conversion of approximately $8 million, which will be expensed in the first quarter of fiscal year 2008.

Item 8.01 Other Events.

Rentech, Inc. issued a press release on December 4, 2007 announcing that it will build its first commercial scale synthetic fuels plant utilizing the Rentech process at Natchez rather than at Rentech’s existing fertilizer plant located in East Dubuque, Illinois.  The press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

          (d)

Exhibit Number	Description of Exhibit

99.1	Press Release dated December 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: December 4, 2007	By:	/s/ Colin Morris
Colin Morris
Vice President and General Counsel